Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AS SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND APPLICABLE LAWS IS AVAILABLE.

Warrant No.	CS-____	Number of Shares: ______________
Warrant Date:	__________, 2020

[FORM OF]

GENERATION HEMP, INC.
WARRANT
FOR THE PURCHASE OF
COMMON STOCK

1. Issuance. For value received, the receipt of which is hereby acknowledged by Generation Hemp, Inc., a Colorado corporation (the “Company”), _________________, or registered and permitted assigns (the “Holder”), is hereby granted the right to purchase, at any time or times on or after the six month and one day anniversary of the Warrant Date (the “Initial Exercisability Date”) until 5:00 P.M., Mountain Standard Time on March 1, 2022 (the “Expiration Date”), ______________________ (___________) fully paid and nonassessable shares of the Company’s Common Stock, no par value per share (the “Common Stock”), at an exercise price of US$ per share (the “Exercise Price”). This Warrant is one of several Warrants issued pursuant to the offering of Common Stock and warrants to purchase Common Stock described in that certain Common Stock and Warrant Subscription Agreement (the “Subscription Agreement”), dated as of the Warrant Date by and between the Company and the Holder (the “Offering”). Capitalized terms used herein, but not otherwise defined shall have the meanings given to such terms in the Subscription Agreement.

2. Procedure for Exercise.

a. At any time after the Initial Exercisability Date, and upon surrender of this Warrant with the annexed Notice of Exercise Form duly executed, together with payment in cash of the Exercise Price (a “Cash Exercise”) (provided that the Exercise Price shall be deemed delivered in connection with the delivery of a Notice of Exercise Form in connection with a Cashless Exercise (as defined below), if applicable) for the shares of Common Stock purchased (the “Warrant Shares”), the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. This Warrant may be exercised in whole or in part. On any such partial exercise, provided the Holder has surrendered the original Warrant, the Company will issue and deliver to the order of the Holder a new Warrant of like tenor, in the name of the Holder, for the whole number of shares of Common Stock for which such Warrant may still be exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

b. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act (as defined in the Subscription Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.

3. Reservation and Listing of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance upon exercise hereof (the “Warrant Shares”). Any shares issuable upon exercise of this Warrant will be duly and validly issued, fully paid and free of all liens and charges and not subject to any preemptive rights. The Company, at its expense, shall cause such securities to be included in or listed on all markets or stock exchanges in or on which the Common Stock is included or listed not later than the date on which the Common Stock is first included or listed on any such market or exchange and will thereafter maintain such inclusion or listing of all shares of Common Stock from time to time issuable upon exercise of this Warrant.

4. Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

5. No Rights as Shareholder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

6. Effect of Certain Transactions

6.1 Adjustments for Stock Splits, Stock Dividends Etc. If the number of outstanding shares of Common Stock of the Company are increased or decreased by a stock split, reverse stock split, stock dividend, stock combination, recapitalization or the like, the Exercise Price and the number of shares purchasable pursuant to this Warrant shall be adjusted proportionately so that the ratio of (i) the aggregate number of shares purchasable by exercise of this Warrant to (ii) the total number of shares outstanding immediately following such stock split, reverse stock split, stock dividend, stock combination, recapitalization or the like shall remain unchanged, and the aggregate purchase price of shares issuable pursuant to this Warrant shall remain unchanged.

6.2 Expiration Upon Certain Transactions. If at any time the Company plans to sell all or substantially all of its assets or engage in a merger or consolidation of the Company in which the Company will not survive and in which holders of the Common Stock will receive consideration at or above the Exercise Price, as adjusted (other than a merger or consolidation with or into a wholly- or partially-owned subsidiary of the Company), the Company will give the Holder of this Warrant advance written notice. Upon the occurrence of any such event, this Warrant shall automatically be deemed to be exercised in full without any action required on the part of the Holder.

6.3 Adjustments for Reorganization, Mergers, Consolidations or Sales of Assets. If at any time there is a capital reorganization of the Common Stock (other than a recapitalization, combination, or the like provided for elsewhere in this Section 6) or merger or consolidation of the Company with another corporation (other than one covered by Section 6.2), or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant (and only to the extent this Warrant is exercised), the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock, or other securities, deliverable upon the exercise of this Warrant would otherwise have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 6 (including adjustment of the Exercise Price then in effect and number of Warrant Shares purchasable upon exercise of this Warrant) which shall be applicable after such events.

6.4 Adjustment Upon Issuance of Shares of Common Stock.

(a) If and whenever on or after the Warrant Date, the Company issues or sells any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities (as defined below)) (the “Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to a price determined as follows:

    Adjusted Exercise Price = C  x  (A + B)

 (A + D)

Where:

“A” equals (1) the number of shares of Common Stock outstanding immediately preceding the Dilutive Issuance; together with (2) the number of shares of Common Stock of the Company issuable upon exercise of outstanding options, warrants, preferred stock, convertible notes and other convertible securities (i.e., the fully-diluted Common Stock outstanding of the Company);

“B” equals the Aggregate Consideration received by the Company in connection with the Dilutive Issuance divided by the Applicable Price in effect immediately prior to such Dilutive Issuance;

“C” equals the Applicable Price in effect immediately preceding such Dilutive Issuance; and

“D” equals the number of Additional Shares issued or deemed issued hereunder as a result of the Dilutive Issuance.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Excluded Securities” means (A) Common Stock or Options issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants for bona fide services; (B) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than Options that are covered by clause (A) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities (other than Options that are covered by clause (A) above) is not lowered, except pursuant to the terms of such Convertible Securities), none of such Convertible Securities (other than options that are covered by clause (A) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than Options covered by clause (A) above) are otherwise materially changed in any manner that adversely affects the Holder (except pursuant to the terms of such Convertible Securities in effect as of the Warrant Date); (C) the Securities; (D) shares of Common Stock or Convertible Securities issued or issuable in connection with strategic alliances, acquisitions, mergers, joint ventures, and strategic partnerships, provided, that (1) the primary purpose of such issuance is not to raise capital, (2) the purchasers or acquirers of the securities in such issuance does not include any affiliate of the Company or any of its subsidiaries, other than the stockholders of Energy Hunter Resources, Inc., not including the Company, and solely consists of either (x) the actual participants in such strategic alliance or strategic partnership, (y) the actual owners of such assets or securities acquired in such acquisition or merger or (z) the stockholders, partners or members of the foregoing persons, and (3) the number or amount of securities issued to such person by the Company shall not be disproportionate to such person’s actual participation in such strategic alliance or strategic partnership or ownership of such assets or securities to be acquired by the Company, as applicable; (E) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Exercise Price pursuant to the other provisions of this Warrant); and (F) Common Stock and Options issued to any placement agent placing securities in connection with any offering of the Company’s securities.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

 “Trading Day” means any day on which the Common Stock is traded on the Principal Market or if not traded on the Principal Market, quoted on the Quotation Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Principal Market or to be quoted on the Quotation Market for less than 4.5 hours.

(b) Calculation of Consideration Received. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average volume weighted average closing prices of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly-traded securities will be determined by the reasonable determination of the Board of Directors of the Company.

6.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Sections 6.1 through 6.4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

6.6 Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company (a “Voluntary Adjustment”).

7. Transfer to Comply with the Securities Act. This Warrant has not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) and has been issued to the Holder for investment and not with a view to the distribution of either this Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act and that such transfer further complies with applicable securities laws and transfer restrictions. Each certificate for this Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

8. No Stock Rights and Legend.

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given (1) when delivered, in person or by courier or other delivery service, (2) when sent, if sent by facsimile to the party’s fax number below and mechanically confirmed, or (3) three days after deposit in the United States mail, postage prepaid, certified, return receipt requested, as follows:

If to the Company, to:

Generation Hemp, Inc.

P.O. Box 540308

Dallas, Texas 75354

Attention: Chairman and CEO

With a copy (which shall not constitute notice) to:

Duane Morris LLP
1540 Broadway
New York, NY 10036
Attention: Dean Colucci.

If to the Holder, to his, her or its address appearing on the Company’ records.

Any party may designate another address or person for receipt of notices hereunder by notice given to the other parties in accordance with this Section.

10. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the Company and the Holder hereof. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, agreements or understandings other than expressly contained herein.

11. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in New York County, New York. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

12. Severability. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. Descriptive Headings. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15. Benefits of this Warrant. Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

16. Loss of Warrant. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

17. Assignability. This Warrant or any part hereof may only be hereafter assigned by the Holder to an affiliate thereof executing documents reasonably required by the Company as described in Section 7 hereof. Any such assignment shall be binding on the Company and shall inure to the benefit of any such assignee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the Warrant Date set forth above.

GENERATION HEMP, INC.

By:
Name:	Gary C. Evans
Title:	Chairman and CEO

HOLDER:

By:

Name:

Title:

NOTICE OF EXERCISE OF WARRANT

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

Generation Hemp, Inc.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of [_____________], a Colorado corporation (the “Company”), evidenced by Warrant No. _______ (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The Holder shall pay the aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

2. Maximum Percentage Representation.  Notwithstanding anything to the contrary contained herein, this Notice of Exercise shall constitute a representation by the Holder of the Warrant submitting this Notice of Exercise that, after giving effect to the exercise provided for in this Notice of Exercise, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 2(b) of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Name of Registered Holder
By:
Name:
Title:
Date:		________________,__ ___________